CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of April 11, 2013, by and between LeCaron Enterprises Corp., a Delaware corporation ("Family Corp."), and Rosalia Capital LLC, a Delaware limited liability company and wholly-owned subsidiary of Family Corp. ("Rosalia").

WHEREAS, concurrently with the execution and delivery of this Agreement, Rosalia, Mandan Acquisition Corp., a New York corporation and wholly owned subsidiary of Rosalia (“Merger Sub”), and Mod-Pac Corp., a New York corporation ("Mod-Pac") are entering into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Mod-Pac, with Mod-Pac surviving as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Family Corp. is entering into a Rollover Agreement, dated as of the date of this Agreement (as amended, supplemented or otherwise modified from time to time, the "Rollover Agreement"), with certain shareholders of Mod-Pac (the "Family Shareholders"), providing for the Family Shareholders' contribution, immediately prior to the Effective Time (after giving effect to the conversion of all of their shares of Class B Stock of Mod-Pac into shares of Common Stock of Mod-Pac (in each case as defined in the Merger Agreement)), of all of their shares of Mod-Pac's Common Stock (the "Rollover Shares") to Family Corp. in exchange for their receipt of newly issued shares of Family Corp.'s capital stock (the "Rollover"); and

WHEREAS, subject to the conditions set forth herein, immediately after the consummation of the Rollover, but prior to the Effective Time, Family Corp. and Rosalia desire that Family Corp. contribute all of the Rollover Shares to the capital of Rosalia;

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.                  Contribution. At the Closing, Family Corp. will contribute, assign, transfer, convey and deliver all of the Rollover Shares to the capital of Rosalia.

2.                  Closing.

(a)                The closing of the transactions contemplated by Section 1 (the “Closing”) will take place immediately after the occurrence of the Rollover Closing, but prior to the Effective Time, at the offices of Hodgson Russ LLP at the Guaranty Building, 140 Pearl Street, Suite 100, Buffalo, New York 14202 or otherwise, if agreed by all of the parties hereto.

(b)               At the Closing, Family Corp. will deliver (i) in the case of the Rollover Shares held in "street name" (if any), ownership of such Rollover Shares to a brokerage account established in the name of Rosalia in accordance with customary practices for the transfer of shares held in such manner, and (y) in the case of the remainder of the Rollover Shares, to Rosalia the original stock certificates representing all of such Rollover Shares, duly endorsed by Family Corp. in blank (or accompanied by stock powers duly executed by Family Corp. in blank form).

3.                  Further Assurances.  Each party to this Agreement shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

4.                  Termination.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

5.                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(i)         If to Family Corp.:

LeCaron Enterprises Corp.
P. O. Box 754
Buffalo, New York 14207-0754
Attention:  Daniel G. Keane

            with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopier:  (212) 935-9935
Attention:  Peter J. Halasz

(ii)        If to Rosalia:

Rosalia Capital LLC
c/o LeCaron Enterprises Corp.
P. O. Box 754
Buffalo, New York 14207-0754
Attention:  Daniel G. Keane

            with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopier:  (212) 935-9935
Attention:  Peter J. Halasz

6.                  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

7.                  Amendment.  This Agreement may not be modified, amended, altered or supplemented except by written agreement of each of the parties hereto.

2

 8.                  Binding Effect; Benefits. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

9.                  Successors and Assigns.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by Family Corp. without the prior written consent of Rosalia.

10.              Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.              Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court for the Western District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (ii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the extent permitted by law, each party hereby irrevocably agrees that any suit, action or other proceeding brought by it against any other party hereto shall be brought, heard and determined solely in such courts.  Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 5 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

12.                Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION.

3

 13.              Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.              Interpretation.  The subject headings of the Sections and subsections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.  References in this Agreement to Sections are to the Sections to this Agreement, unless the context requires otherwise.  Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively; (ii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iii) the word “or” shall be disjunctive but not exclusive unless the context clearly prohibits that construction.

15.              Effectiveness. The obligations of the parties under this Agreement shall not be effective or binding upon the parties until such time as this Agreement is executed and delivered by all of the parties specified herein as parties hereto.

16.              Definitions.  Unless otherwise indicated herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed them in the Merger Agreement.

[Signatures on the following page]

4

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

LECARON ENTERPRISES CORP.

By:	/s/ Daniel G. Keane
Daniel G. Keane
President and Chief Executive Officer

ROSALIA CAPITAL LLC

By:	/s/ Daniel G. Keane
Daniel G. Keane
President and Chief Executive Officer

5